UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 3, 2009
ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On April 3, 2009, Royal Gold, Inc. (the “Company”) entered into a definitive agreement (“Master Agreement”) with a Chilean subsidiary of Teck Cominco Limited (“Teck”), Compañía Minera Carmen de Andacollo (“CDA”), to acquire an interest in the gold produced from the sulfide portion of the Andacollo project in Chile (the “Andacollo Interest”). The purchase price for the Andacollo Interest consists of $100 million in cash and 4,454,136 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”) subject to adjustment. The initial number of shares to be issued was determined by dividing $200 million by the volume weighted average price of the Common Stock on the NASDAQ Global Select Market for the five day trading period that ended four trading days prior to the public announcement of the purchase of the Andacollo Interest. Pursuant to the Master Agreement with CDA, the Common Stock portion of the purchase price may be decreased (but not increased), and the cash portion of the purchase price may be increased (but not decreased), based on the size and proceeds of an underwritten public offering of Common Stock by the Company within 90 days of the date of the Master Agreement with CDA and completed prior to closing. The Common Stock portion of the purchase price will be decreased by 50% of the shares sold in any such offering and the cash portion of the purchase price of $100 million will be increased by 50% of the gross proceeds from any such offering less 50% of any underwriters’ commissions and discounts. Any underwriters’ over-allotment option exercised before the closing of the transaction will similarly decrease the Common Stock portion and increase the cash portion. The Master Agreement is attached as Exhibit 10.1 hereto and is incorporated herein by reference.
     The Master Agreement provides for the entry into two production interest agreements, a stockholders agreement and a registration rights agreement. The two production interest agreements include certain provisions that limit the concentrate marketing terms applicable to the Company such as a 90.6% minimum payable gold factor and a maximum gold refining charge against the production interest payment to Royal Gold of $6 per ounce of gold. The Master Agreement includes certain representations and warranties from the Company and CDA, customary covenants, closing conditions and indemnification provisions. Closing conditions include the accuracy of representations and warranties the inaccuracy of which would not constitute a “material adverse effect,” as defined, compliance with covenants, absence of litigation, and similar customary conditions, and a condition that CDA complete concentrate marketing for a specified percentage of its concentrate production from the Andacollo project. In addition, both CDA and the Company have conditions precedent that no material governmental approval necessary for the construction of the project shall have been withdrawn or challenged (or such action threatened), provided that CDA is precluded from exercising its condition in the event the Company waives certain potential rights to indemnification relating to such approvals. Thus the Company can either terminate the agreement or require CDA to close if a necessary governmental approval is withdrawn or challenged (or such action is threatened), at its election. Either party may terminate the definitive agreement if the closing conditions are not satisfied or waived by October 30, 2009. There can be no assurance that the Teck Transaction will close on time or at all.
     Upon completion of the transaction, the Company will be entitled to receive 75% of the payable gold produced from the sulfide portion of the deposit until 910,000 payable ounces of gold have been sold. After 910,000 payable ounces of gold have been sold, the Company will be entitled to receive 50% of the payable gold produced thereafter. The Andacollo Interest will not cover copper production.
     The Andacollo project, located about 34 miles southeast of the city of La Serena, Chile, produces copper from the oxide portion of the deposit, and Teck is currently constructing facilities to produce both copper and gold from the sulfide portion of the deposit. Teck estimates the sulfide portion to contain proven and probable mineral reserves of approximately 393.5 million tonnes with a grade of 0.39% copper and 0.13 g/t gold. This equates to 1.6 million contained ounces of gold. Proven and probable reserves were calculated using metal prices of $1.50 per pound copper and $480 per ounce gold. Gold will be produced as a by-product of copper production, with gold recovery estimated to be approximately 61%. Once the mine is in full production the operator expects the mill to have a capacity of 55,000 tonnes per day. The operator estimates that the mine will produce an average of 53,000 ounces of gold and 76,000 tonnes of copper in concentrate annually for the first 10 years of commercial production, with an estimated mine life of 20 years. The mine is estimated to begin initial production in the fourth quarter of calendar 2009, with ramp up continuing into 2010. Commercial production at the mine is anticipated to be achieved in the first half of calendar 2010.

     In connection with the transaction, the Company, CDA and Teck have entered into a stockholder agreement governing certain matters related to the shares of Common Stock.

Pursuant to the stockholder agreement, until such time that CDA, Teck and their affiliates beneficially own less than 2% of the issued and outstanding Common Stock for 90 consecutive days, CDA, Teck and their affiliates will be subject to customary standstill restrictions, including restrictions covering the acquisition of additional shares of Common Stock or attempts at influencing matters related to the Company’s business. Moreover, CDA and Teck will be required to vote any shares of Common Stock held in the manner recommended by the Company’s board of directors. The stockholder agreement also prohibits CDA and Teck from selling shares of Common Stock and entering into certain hedging transactions during a contemporaneous lock-up period that is imposed upon the Company by the underwriters in any such underwritten public offering referenced above, subject to exceptions. During any period of time CDA, Teck and their affiliates beneficially own 5% or more of the issued and outstanding shares of Common Stock, they may only sell shares of the Common Stock (i) in open market trades on any trading day in an amount less than or equal to 15% of the average daily trading volume of shares of Common Stock, (ii) in block trades to mutual funds registered under the Investment Company Act of 1940, as amended, or to certain other purchasers, (iii) pursuant to one firm commitment underwritten public offering of at least $50 million of Common Stock completed within 90 days from the closing of the transaction (subject to any lock-up imposed by underwriters) or (iv) with the Company’s approval. The Stockholder Agreement is attached as Exhibit 4.1 hereto and is incorporated herein by reference.
     The Master Agreement requires the Company and CDA to enter into a registration rights agreement governing certain matters related to the shares of Common Stock issuable to CDA upon the closing of the transaction. Pursuant to the registration rights agreement, the Company will file a supplement to the Company’s existing shelf registration statement to allow CDA to resell the shares of Common Stock issued to CDA following the transaction’s closing date, subject to certain customary exceptions, and if CDA, together with its affiliates, beneficially own more than 5% of our issued and outstanding common stock, the Company will cooperate with CDA in connection with one firm commitment underwritten offering of at least $50 million of Common Stock completed within 90 days of the closing of the transaction, subject to any lock-up imposed by underwriters in any underwritten public offering by the Company referenced above. The Company will maintain the effectiveness of such shelf registration statement for CDA’s resale of its shares of Common Stock for 90 days following the closing and if applicable, until the shares are saleable by CDA without limitation as to volume or manner of sale (but not holding period) pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. The registration rights agreement also includes customary indemnification by, and covenants of, both Royal Gold and CDA. The Company and CDA have not yet entered into the registration rights agreement.
Cautionary Statements
     The Master Agreement has been included to provide investors with information regarding its terms. Except for its status as the contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described above, the Master Agreement is not intended to be a source of factual, business or operational information about the parties.
     The Master Agreement contains representations and warranties that the Company and CDA made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Master Agreement, which governs the contractual rights and relationships, and allocate risks among the parties thereto in relation to the acquisition, and may be subject to important qualifications and limitations agreed to by the Company and CDA in connection with negotiating its terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.
     Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this Item 1.01 of Form 8-K are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements about the Andacollo Project include expectations of mine life, the operator’s estimate of reserves, the gold recovery rate and annual production for copper and gold, and the operator’s estimate of when initial and commercial production are scheduled to commence. Readers are cautioned not to put undue reliance on forward-looking statements.
Item 7.01 Regulation FD Disclosure.
     On April 6, 2009, the Company issued a press release announcing its entry into a definitive agreement with CDA, a subsidiary of Teck, to acquire the Andacollo Interest. The text of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
     In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this report shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

4.1	Stockholder Agreement by and among Royal Gold, Inc., Compañía Minera Carmen de Andacollo and Teck Cominco Limited dated as of April 3, 2009
10.1	Master Agreement by and between Royal Gold, Inc. and Compañía Minera Carmen de Andacollo dated as of April 3, 2009

99.1	Press Release – Royal Gold to Acquire Interest in the Gold Production from Teck Cominco’s Anadacollo Mine in Chile, dated April 6, 2009

99.2	Form of Avío Agreement by and between Royal Gold, Inc. and Compañía Minera Carmen de Andacollo

99.3	Form of Royalty Agreement by and between Royal Gold, Inc. and Compañía Minera Carmen de Andacollo

99.4	Form of Registration Rights Agreement by and between Royal Gold, Inc. and Compañía Minera Carmen de Andacollo

99.5	Principles of Agreement by and between Pancontinental Mining Limited and ACEC - Union Miniere dated July 3, 1991

99.6	Siguiri Gold Project, Guinea, WestAfrica, Option Agreement by and between N.V. Union Miniere S.A. and Golden Shamrock Mines Limited dated December 23, 1992

99.7	Pancon/UM Deed by and between Pancontinental Mining Limited and N.V. Union Miniere S.A. dated December 23, 1992

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc. (Registrant)
By:	/s/ Karen Gross
	Name:	Karen Gross
	Title:	Vice President and Corporate Secretary

Dated: April 6, 2009

Exhibit Index

Exhibit No.

4.1	Stockholder Agreement by and among Royal Gold, Inc., Compañía Minera Carmen de Andacollo and Teck Cominco Limited dated as of April 3, 2009

10.1	Master Agreement by and between Royal Gold, Inc. and Compañía Minera Carmen de Andacollo dated as of April 3, 2009

99.1	Press Release – Royal Gold to Acquire Interest in the Gold Production from Teck Cominco’s Anadacollo Mine in Chile, dated April 6, 2009

99.2	Form of Avío Agreement by and between Royal Gold, Inc. and Compañía Minera Carmen de Andacollo

99.3	Form of Royalty Agreement by and between Royal Gold, Inc. and Compañía Minera Carmen de Andacollo

99.4	Form of Registration Rights Agreement by and between Royal Gold, Inc. and Compañía Minera Carmen de Andacollo

99.5	Principles of Agreement by and between Pancontinental Mining Limited and ACEC - Union Miniere dated July 3, 1991

99.6	Siguiri Gold Project, Guinea, WestAfrica, Option Agreement by and between N.V. Union Miniere S.A. and Golden Shamrock Mines Limited dated December 23, 1992

99.7	Pancon/UM Deed by and between Pancontinental Mining Limited and N.V. Union Miniere S.A. dated December 23, 1992